Exhibit 10.4

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective as of June 27, 2005, is entered into by and among PETCO ANIMAL SUPPLIES, INC., a Delaware corporation (“Parent”), PETCO ANIMAL SUPPLIES STORES, INC., a Delaware corporation (formerly named PETCO Animal Supplies, Inc.) (the “Operating Company”), and Bruce C. Hall (“Executive”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement (as defined below). All Section, Exhibit and Annex references in this Amendment are to Sections, Exhibits and Annexes of the Original Agreement.

WHEREAS, the Operating Company and Executive are parties to that certain Employment Agreement (the “Original Agreement”) effective as of October 2, 2000 (the “Original Effective Date”).

WHEREAS, Executive became the President of the Operating Company in March 2004 and the Chief Operating Officer of the Operating Company in March 2001.

WHEREAS, pursuant to an Agreement and Plan of Reorganization dated as of January 13, 2005, the Operating Company implemented a holding company form of organizational structure (the “Reorganization”) by the merger of PETCO Merger Co., a Delaware corporation and a wholly-owned subsidiary of Parent, with and into the Operating Company, with the Operating Company being the surviving corporation. As a result of the Reorganization, the Operating Company became a direct, wholly-owned subsidiary of Parent and ceased to be a publicly-traded company. Parent is now a publicly-traded company on the Nasdaq National Market.

WHEREAS, the parties desire to amend the Original Agreement as set forth below to reflect the Reorganization and to add Parent as a party.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby amend the Original Agreement as follows:

1. References to the Company. Except as otherwise provided herein, all references to the “Company” shall be deemed references to Parent and the Operating Company together, and references to “the Company’s” shall be deemed references to “Parent’s and the Operating Company’s.” The following references to “the Company” are hereby amended to read “Parent and the Operating Company”: the first and last references in Section 2(a), the first reference in the first sentence of Section 2(b), and all references in Section 13. The following references to “the Company” are hereby amended to read “Parent”: the references in the last sentence of Section 5(g), the second, third, fourth and sixth references in Section 5(j), the second, third, fourth and sixth references in Section 5(k), and the last reference in Section 6. The last reference to “the Company” in Section 4 is hereby amended to read “the Operating Company.” The phrase “the Company’s Certificate of Incorporation” in Section 12 is hereby amended to read “Parent’s and the Operating Company’s Certificates of Incorporation.” The phrase “the Company’s Bylaws” in Section 12 of the Original Agreement is hereby amended to read “Parent’s and the Operating Company’s Bylaws.”

2. References to Title. The words “Executive Vice-President, Operations” in Section 2(a) are hereby amended to read “President and Chief Operating Officer.” The phrase “an executive vice president” in Section 5(o) (which appears twice) is hereby amended to read “the president and chief operating officer.”

3. References to the Board. All references to the “Board of Directors of the Company” or “Board” shall be deemed references to the Board of Directors of Parent. All references to the “Compensation Committee” shall be deemed references to the Compensation Committee of the Board of Directors of Parent.

4. Section 3(a). The first sentence of Section 3(a) is hereby amended to read as follows: “During the Employment Period, Executive’s total annual base salary from Parent and the Operating Company shall be established annually by the Compensation Committee of the Board of Directors of Parent, but shall in no event be less than $525,000 (the “Base Salary”) during each calendar year of the Employment Period, prorated for any partial year, which salary shall be payable in regular installments in accordance with Parent’s and the Operating Company’s general payroll practices, including those related to withholding for taxes, insurance and similar items.”

5. Section 3(d). Section 3(d) is hereby deleted.

6. References to Stockholders Agreement. All references to the “Stockholders Agreement” in Sections 5(g), 5(j) and 5(k) shall be amended to read “Amended and Restated Stockholders Agreement.”

7. Section 5(l). The first sentence of Section 5(l) is hereby deleted. The words “such stockholder approval is received and it is nonetheless” in the new first sentence of Section 5(l) are hereby replaced with the words “it is.”

8. Section 13. Section 13 is hereby amended to add the following at the end thereof: “Notwithstanding the foregoing, the duties, obligations and liabilities of Parent and the Operating Company hereunder shall be performed, satisfied or discharged by Parent and the Operating Company, or in part by each of them, as determined jointly by Parent and the Operating Company in their collective discretion from time to time (and such determination shall be binding on Parent, the Operating Company and Executive); provided, however, that the duties, obligations and liabilities relating to Executive’s shares of common stock or other equity interests, or options to acquire shares of common stock or other equity interests, of Parent shall be performed, satisfied or discharged by Parent.”

9. Notices. Section 15 is hereby amended to provide that notices to Parent or the Operating Company shall be provided to the following address: 9125 Rehco Road, San Diego, California 92121, Attention: Corporate Secretary.

10. Miscellaneous. The foregoing provisions of this Amendment shall not apply to Annex A and Appendix A of the Original Agreement and references therein to “the Company” shall be deemed to mean the Operating Company. This Amendment shall be and is hereby incorporated in and forms a part of the Original Agreement. All other terms and provisions of the Original Agreement shall remain unchanged except as specifically modified herein.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

PETCO ANIMAL SUPPLIES, INC.

By:	/s/ Rodney Carter
Name:	Rodney Carter
Title:	Senior Vice President and Chief Financial Officer

PETCO ANIMAL SUPPLIES STORES, INC.

By:	/s/ Rodney Carter
Name:	Rodney Carter
Title:	Senior Vice President and Chief Financial Officer

EXECUTIVE

/s/ Bruce C. Hall
Bruce C. Hall

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